200 West Cypress Creek Road, Suite 400	Exhibit 99.1
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard Senior Vice President and Investor Relations Officer 954-308-4200
SMF ENERGY CORPORATION REPORTS
PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS,
AND RESULTS FOR QUARTER ENDED DECEMBER 31, 2006

CONFERENCE CALL SCHEDULED FOR FEBRUARY 20, 2007

Ft. Lauderdale, FL, February 15, 2007 - SMF ENERGY CORPORATION, formerly, STREICHER MOBILE FUELING, INC., (NASDAQ: FUEL) (the “Company”), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, utility, energy, chemical, manufacturing and government service industries today announced the completion of an approximate $3.3 million private placement of its common stock and common stock purchase warrants, together with results for the second quarter ended December 31, 2006.

SELECTED INCOME STATEMENT AND FINANCIAL DATA

(All amounts in thousands of dollars, except share and volume data)
Three-Month Periods Ended
(unaudited)

	Three-Month Periods Ended				Increase (decrease)
					December		September		June
	12/31/2006	12/31/2005(1)	9/30/2006	6/30/2006	$	%	$	%	$	%
Total revenues	55,162	66,751	65,965	70,558	(11,589)	(17)%	(10,803)	(16)%	(15,396)	(22)%
Gross profit	3,100	3,829	4,122	2,509	(729)	(19)%	(1,022)	(25)%	591	24%
Sales and general administrative expenses	4,149	3,007	3,650	4,152	1,142	38%	499	14%	(3)	0%
Operating income (loss)	(1,049)	822	472	(1,643)	(1,871)	(228)%	(1,521)	(322)%	594	36%
Interest expense	(835)	(964)	(949)	(1,481)	129	13%	114	12%	646	44%
Interest and other income	(11)	--	15	(11)	(11)	(100)%	(26)	(173)%	--	0%
Net income (loss)	(1,895)	(142)	(462)	(3,135)	(1,753)	(1,235)%	(1,433)	(310)%	1,240	40%

EBITDA (2) (5)	(258)	1,455	1,168	(771)	(1,713)	(118)%	(1,426)	(122)%	513	67%

Basic and diluted net loss per share	(0.18)	(0.01)	(0.04)	(0.30)

Basic and diluted weighted average shares outstanding	10,523	9,776	10,496	10,350

Depreciation and amortization (3)	678	531	654	652	147	28%	24	4%	26	4%

Gallons sold (in thousands)	21,385	25,249	23,429	24,591	(3,864)	(15)%	(2,044)	(9)%	(3,206)	(13)%
Net margin	3,549	4,226	4,553	3,050	(677)	(16)%	(1,004)	(22)%	499	16%
Net margin per gallon (in cents) (4)	16.60	16.70	19.40	12.40	(0.10)	(1)%	(2.8)	(15)%	4.2	34%

(All amounts in thousands of dollars, except share and volume data)
Six-Month Periods Ended December 31,
(unaudited)

	Six-Month Periods Ended (1)		Increase (decrease)
	2006	2005 (1)	$	%

Total revenues	121,128	119,547	1,581	1%
Gross profit	7,221	7,642	(421)	(6)%
Selling, general and administrative expenses	7,799	5,541	2,258	41%
Operating income (loss)	(578)	2,101	(2,679)	(128)%
Interest expense, net	(1,785)	(1,639)	(146)	(9)%
Other income	6	11	(5)	(45)%
Net income (loss)	(2,357)	473	(2,830)	(598)%

EBITDA (2) (5)	911	3,240	(2,329)	(72)%

Basic net income (loss) per share	(0.22)	0.05
Diluted net income (loss) per share	(0.22)	0.05

Basic weighted average shares outstanding	10,509	9,558
Diluted weighted average shares outstanding	10,509	10,453

Depreciation and amortization (3)	1,333	934	399	43%

Gallons sold (in thousands)	44,814	46,068	(1,254)	(3)%
Net margin	8,102	8,377	(275)	(3)%
Net margin per gallon (in cents) (4)	18.00	18.20	(0.20)	(1)%

[1]
Reflects the Company’s September 1, 2005 issuance of $3,000,000 in Five Year 10% Senior Subordinated Notes (the “September 2005 Notes”) and 360,000 four year stock purchase warrants at $2.28 per share and reflects the October 2005 acquisition of H & W, certain assets of which secure the payment of the September 2005 Notes.

[2]	Earnings before interest, taxes, depreciation and amortization and amortization of stock compensation expense
[3]
Depreciation and amortization included in cost of sales was $449,000 and $880,000 for the three and six months ended December 31, 2006 and $397,000 and $735,000 for the three and six months ended December 31, 2005

[4]	Net margin per gallon equals gross profit plus cost of sales depreciation and amortization divided by number of gallons sold
[5]	See Non-GAAP measure EBITDA Reconciliation:

RECONCILIATION OF EBITDA, A NON-GAAP MEASURE
(All amounts in thousands of dollars)
Three-Month and Six-Month Periods Ended
(unaudited)

	Three-Month Periods Ended				Increase (decrease)		Increase (decrease)		Increase (decrease)
					December		September		June
	12/31/2006	12/31/2005	9/30/2006	6/30/2006	$	%	$	%	$	%
Net loss	$(1,895)	$(142)	$(462)	$(3,135)	(1,753)	(1,235)%	(1,433)	(310)%	1,240	40%
Add back:
Interest net	835	964	949	1,481	(129)	(13)%	(114)	(12)%	(646)	(44)%
Depreciation and amortization:
Cost of sales	449	397	431	540	52	13%	18	4%	(91)	(17)%
Sales, general and administrative	229	134	223	112	95	71%	6	3%	117	104%
Amortization of stock compensation expense	124	102	27	231	22	22%	97	359%	(107)	(46)%
EBITDA	$(258)	$1,455	$1,168	$(771)	(1,713)	(118)%	(1,426)	(122)%	513	67%

	Six-Month Periods Ended		Increase (decrease)
	12/31/2006	12/31/2005	$	%

Net loss	$(2,357)	$473	(2,830)	(598)%
Add back:
Interest, net	1,785	1,639	146	9%
Depreciation and amortization:
Cost of sales	880	735	145	20%
Sales, general and administrative	452	199	253	127%
Amortization of stock compensation expense	151	194	(43)	(22)%
EBITDA	$911	$3,240	(2,329)	(72)%

CONDENSED CONSOLIDATED BALANCE SHEET
(All amounts in thousands of dollars)

	12/31/2006	6/30/2006	Increase Decrease
	(Unaudited)		$	%
ASSETS
Current assets	$25,437	$32,182	$(6,745)	(21)%
Property, plant and equipment, net	10,959	11,739	(780)	(7)%
Other assets, net	3,885	4,193	(308)	(7)%
	40,281	48,114	(7,833)	(16)%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	26,587	30,884	(4,297	(14)%
Long-term debt, net and other liabilities	10,329	11,690	(1,361)	(12)%
Stockholders’ equity	3,365	5,540	(2,175)	(39)%
	$40,281	$48,114	$(7,833)	(16)%

Richard E. Gathright, Chairman, CEO and President, commented:

“We are very pleased to announce the successful completion of our $3.3 million private offering of unregistered shares of our common stock and warrants today. We sold 423,800 Units in the offering, with each Unit comprised of five shares of common stock and one warrant, at a price of $7.725 per Unit. The Unit offering price was based on the February 14, 2007, closing price for the common stock of $1.52 for each of the five shares and $0.125 per warrant.”

“The net proceeds of the private placement will be approximately $3,000,000, after payment of a 6% placement agent fee and related expenses. The net proceeds will be used for repayment of $932,500 of principal on our August 2003 Notes on February 28, 2007, accrued interest on those notes and the balance for additional working capital purposes to help fund future operations and growth initiatives. The private placement offering will strengthen our financial position by increasing shareholders’ equity by $3,000,000 and reducing our long-term debt by $932,500, both of which will be reflected in our financial statements for the quarter ending March 31, 2007. We believe that the successful placement of the Units demonstrates our investors’ support and confidence in our ability to achieve the objectives of our business plan and in the future success of the Company.”

“During the quarter ended December 31, 2006, we incurred an increase in net loss, decreases in revenues and gross profit, increases in sales, general and administrative expenses and operating loss and a decrease in EBITDA when compared to the prior year quarter and the preceding year quarter. Our performance for the six-month period ended December 31, 2006, when compared to the prior year period, also showed similar results. While these results can be attributed to a number of factors, including the continued development of our corporate infrastructure, lower revenues and margins generated from diminished emergency response services compared to last year, and a slowing of the economy, we are taking all practicable steps to increase both revenues and margins and to contain expenses in order to improve our profitability in upcoming quarters.”

“Notwithstanding the negative financial results, our cash and cash availability remains strong, and has been bolstered by the proceeds of the equity private placement and the support of our primary lender, who has recently extended the term and improved the flexibility of our credit facility. While our sales volume was down, our net margin per gallon sold remained consistent even with the reduction of emergency response revenue between the comparative periods. It is also important to recognize the material impact on our reported loss of non-cash expense items of $1.2 million for the quarter and $2.1 million for six-month period, as well as corporate infrastructure development costs of $.7 million and $1.3 million, respectively.”

Gathright added: “The expenditures of $.7 million and $1.3 million in the current quarter and six-month period were critical investments in our ongoing corporate infrastructure program, which include the development and implementation of procedures, processes, systems and controls, together with related management and support personnel additions. We believe that incurring these costs is necessary to meet our obligations as a public company; support organic growth; and to diversify the products and services we provide through the acquisition and consolidation of businesses, enabling us to gain market share, increase volumes, improve margins, achieve profitability and realize the benefits of a public entity.”

Comparison of Three Months Ended December 31, 2006 to December 31, 2005

The Company reported a net loss for the current quarter of $1.9 million, or $.18 per basic and diluted share compared to a net loss for the prior year quarter of $142,000, or $.01 per basic share. Revenues in the current quarter were $55 million, a 17% decrease over $67 million in the prior year quarter. Gross profit in the current quarter was $3.1 million, a 19% decrease over $3.8 million in the prior year quarter.

Revenues decreased $11.6 million in the current year quarter compared to the prior year quarter primarily due to a 3.9 million gallon decrease in gallons sold. The volume reduction caused $8.8 million of the revenue decrease and lower fuel prices resulted in the balance. In March 2006 we terminated operations in our Baltimore location and in August 2006 we curtailed a portion of the low margin fuel transport services business in our Mid-Continent division due to net margin contributions below acceptable levels. Both of these events impacted the current year quarter since the related revenues were included in the prior year quarter and not in the current year quarter. In addition, we experienced a decrease in emergency response services volume and related higher margins in the current year quarter due to improved weather conditions compared to the severe 2005 hurricane season. The decrease in fuel prices was directly attributable to an increase in fuel supplies together with a lower global demand for petroleum products.

Gross profit decreased $729,000, or 19%, in the current year quarter compared to the prior year quarter. This decrease was primarily due to the impact of the reduction in the higher gross profit attributable to emergency response services in the current year quarter as compared to those services provided in the prior year quarter in connection with Hurricanes Katrina, Rita and Wilma. While overall gross profit decreased, the gross profit attributable to all other diversified products and services exceeded the prior year quarter. Further, the net margin per gallon for the current and prior quarters of 16.6 cents and 16.7 cents, respectively, which includes emergency response services in the prior year quarter, demonstrates the emphasis we place on developing net new business with a higher overall net margin per gallon contribution. There can be no assurance that the gross profit and net margin trends will continue in the future or that they will not decrease as a result of increased competition, customer resistance to higher prices for our services and/or reduction in emergency response services.

Selling, general and administrative expenses increased $1,142,000 or 38%, in the current quarter compared to the prior year quarter. This increase is attributable to the following:

Corporate infrastructure, including costs related to the development and implementation of a new fully integrated accounting, operations, internal control and management information system to support the diversification and acquisition strategy	$661

Public company compliance expenses, including legal and auditing fees, proxy statements and name and incorporation changes	264

Stock compensation expense attributable to SFAS 123(R)	22

Credit card fees	65

Provision for doubtful accounts	186

Other, net of reductions	(56)

Total increase	$1,142

The corporate infrastructure costs, which are required to be expensed under GAAP, are directly related to executing our business plan; were anticipated by management; and represent a commitment to our future growth, both organically and by selective acquisitions. While a portion of these costs may have been incurred absent infrastructure considerations, they primarily support our long-term objective to enhance shareholder value by investing now to benefit future performance. The components of corporate infrastructure costs include management and support personnel additions and retention, placement fees, information technology consulting, accounting support, acquisition strategies and analyses, facility leasing, legal assistance and integration travel and ancillary expenses.

As a result of $1.8 million in principal payments on our August 2003 Notes and a reduction in the amount of borrowings under our bank line of credit, related stated rate interest expense decreased $89,000, or 13%, in the current quarter compared to the prior year quarter. The components of interest expense are as follows (in thousands):

	Three Months Ended December 31,
	2006	2005
Stated Rate Interest Expense:
Line of credit	$269	$276
Long term debt	319	383
Other	27	45
Total stated rate interest expense	615	704

Non-Cash Interest Amortization:
Amortization of deferred debt costs	76	90
Amortization of debt discount	144	170
Total amortization of interest expense	220	260

Total interest expense	$835	$964

We recorded no income tax expense for the current year quarter. Our net operating loss carry forward at June 30, 2006 was $19 million.

The $1.8 million increase in net loss for the current year quarter over the prior year quarter resulted primarily from the decreased gross profit of $729,000, the increase in sales, general and administrative expenses of $1,142,000 offset by lower interest expense of $129,000.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) decreased by $1.7 million to a negative $258,000, or 118%, in the current year quarter compared to the prior year quarter. This decrease was due to the $1.8 million increase in net loss increased by the reduction in total interest expense offset by increases in depreciation and amortization and amortization of stock compensation expense. Components of EBITDA for the quarters ended December 31, 2006 and 2005 are as follows (in thousands):

	For the Three Months Ended
	December 31,
	2006	2005

Net income (loss)	$(1,895)	$(142)
Add back:
Interest expense	615	704
Non-cash interest expense	220	260
Depreciation and amortization expense:
Cost of sales	449	397
Selling, general and administrative	229	134
Amortization of stock compensation expense	124	102
EBITDA	$(258)	$1,455

Comparison of Six Months Ended December 31, 2006 to December 31, 2005

The Company reported a net loss for the current six-month period ended December 31, 2006 of $2.4 million, or $.22 per basic and diluted share, compared to net income for the prior year period of $473,000, or $.05 per basic and diluted share. Revenues in the current six-month period were $121 million, a 1% increase over $120 million in the prior year period. Gross profit in the current year period was $7.2 million, a 6% decrease from $7.6 million in the prior year quarter.

Revenues increased $1.6 million, or 1%, in the current year period compared to the prior year period notwithstanding a 1.3 million gallon decrease, or 3%, in gallons sold. Total volume variance between the two periods was essentially flat, together with lower fuel prices which decrease was offset by the inclusion of lubricants and chemicals revenues in the first quarter ending September 30, 2006, attributable to the acquisition of H & W that was not included in the first quarter ending September 30, 2005. In March 2006 we terminated operations in our Baltimore location and in August 2006 we curtailed a portion of the fuel transport business in our Mid-Continent division due to net margin contributions below acceptable levels. Both of these events impacted the current year period since the related revenues were included in the prior year period and not in the current year period. In addition, we experienced a decrease in emergency response services volume and related higher margins in the current year period due to improved weather conditions compared to the severe 2005 hurricane season. A decrease in fuel prices was directly attributable to an increase in fuel supplies together with a lower global demand for petroleum products.

Gross profit decreased $421,000, or 6%, in the current year period compared to the prior year period. This decrease was primarily due to the impact of the reduction in the higher gross profit attributable to emergency response services in the current year period as compared to those services provided in the prior year period in connection with Hurricanes Katrina, Rita and Wilma. While overall gross profit decreased, the gross profit attributable to all other diversified products and services exceeded the prior year period. Further, the net margin per gallon for the current and prior periods of 18.0 cents and 18.2 cents, respectively, which includes emergency response services in the prior year period, demonstrates the emphasis we place on maintaining a maximum overall margin contribution. There can be no assurance that the gross profit and net margin trends will continue in the future or that they will not decrease as a result of increased competition, customer resistance to higher prices for our services and/or reduction in emergency response services.

Selling, general and administrative expenses increased $2,258,000 or 41%, in the current period compared to the prior year period. This increase is attributable to the following:

Corporate infrastructure, including costs related to the development and implementation of a new fully integrated accounting, operations, internal control and management information system to support the diversification and acquisition strategy	$1,314

Public company compliance expenses, including legal and auditing fees, proxy statements, and name and incorporation changes	388

Stock compensation expense attributable to SFAS 123(R)	(43)

Credit card fees	121

Provision for doubtful accounts	133

Other, net of reductions	345

Total increase	$2,258

The corporate infrastructure costs, which are required to be expensed under GAAP, are directly related to executing our business plan; were anticipated by management; and represent a commitment to our future growth, both organically and by selective acquisitions. While a portion of these costs may have been incurred absent infrastructure and integration considerations, they primarily support our long-term objective to enhance shareholder value by investing now to benefit future performance. The components of corporate infrastructure and ongoing integration costs include management and support personnel additions and retention, placement fees, information technology consulting, accounting support, acquisition strategies and analyses, facility leasing, legal assistance and integration travel and ancillary expenses.

As a result of the increase in the amount of borrowings under our bank line of credit, related stated rate interest expense increased $212,000, or 19%, in the current period compared to the prior year period. The components of interest expense are as follows (in thousands):

	Six Months Ended December 31,
	2006	2005
Stated Rate Interest Expense:
Line of credit	$606	$344
Long term debt	674	728
Other	55	51
Total stated rate interest expense	1,335	1,123

Non-Cash Interest Amortization:
Amortization of deferred debt costs	156	182
Amortization of debt discount	294	334
Total amortization of interest expense	450	516

Total interest expense	$1,785	$1,639

We recorded no income tax expense for the six months ended December 31, 2006. Our net operating loss carry forward at June 30, 2006 was $19 million.

The $2.8 million decrease in net income for the six-month period ended December 31, 2006 compared to the six-month period ended December 31, 2005 resulted primarily from the decrease in gross profit of $421,000, the increase in selling, general and administrative expenses of $2,258,000 and the increase in interest expense of $146,000.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) decreased $2.3 million, or 72%, in the current year period compared to the prior year period. This decrease was primarily due to the $2.8 million decrease in net income, $146,000 increase in total interest expense, an increase in depreciation and amortization of $399,000 and a decrease in amortization of stock compensation expense of $43,000. Components of EBITDA for the six months ended December 31, 2006 and 2005 are as follows (in thousands):

	For the Six Months Ended
	December 31,
	2006	2005

Net income (loss)	$(2,357)	$473
Add back:
Interest expense	1,335	1,123
Non-cash interest expense	450	516
Depreciation and amortization expense:
Cost of sales	880	735
Selling, general and administrative	452	199
Amortization of stock compensation expense	151	194
EBITDA	$911	$3,240

RECONCILIATION OF PRO FORMA EBITDA, A NON-GAAP MEASURE
(All amounts in thousands of dollars)

	Three Months				Six Months
			Increase (decrease)				Increase (decrease)
	12/31/06	9/30/06	$	%	12/31/06	6/30/06	$	%

EBITDA	$(258)	$1,168	$(1,426)	(122)%	$911	$(1,458)	$2,369	162%
Add:
Corporate infrastructure costs	661	653	8	1%	1,314	1,483	(169)	(11)%
Non-cash provisions for doubtful accounts and other	187	23	164	713%	210	318	(108)	(34)%
Non-cash provisions for slow moving inventory	---	---	---	---	---	172	(172)	(100)%
Pro forma EBITDA	$590	$1,844	$(1,254)	(68)%	$2,435	$515	$1,920	373%

This pro forma EBITDA information is an update of the information that was presented in our Form 10-K for the year ended June 30, 2006 and our Form 10-Q for the quarter ended September 30, 2006. It is intended to demonstrate the financial impact on our EBITDA of the incremental increase in corporate infrastructure costs we incurred during the current quarter and the first quarter ended September 30, 2006, as well as the six-month periods ended December 31, 2006 and June 30, 2006. These costs, which are required to be expensed under GAAP, are directly related to executing our business plan; were anticipated by management; and represent a commitment to our future growth, both organically and by selective acquisitions. While a portion of these costs may have been incurred absent infrastructure considerations, they primarily support our long-term objective to enhance shareholder value by investing now to benefit future performance. The components of corporate infrastructure costs include management and support personnel additions and retention, placement fees, information technology consulting, accounting support, acquisition strategies and analyses, facility leasing, legal assistance and integration travel and ancillary expenses.

Although pro forma EBITDA is not a measure of financial performance under generally accepted accounting principles, we believe that the measure provides meaningful information relating to the use of resources in growing our business. We use pro forma EBITDA as an internal measure and believe it is also utilized as a measure of performance by the investment community. It is not meant to be considered a substitute or replacement for net income as prepared in accordance with generally accepted accounting principles and should be distinguished from conventional EBITDA which is also a non-GAAP measure.

Impact of Non-cash and Corporate Infrastructure/Integration Costs on Net Loss

The Company believes that it is important to recognize the material impact of non-cash items and corporate infrastructure costs on its net losses. The following reconciliation reflects net income (loss) before non-cash items; and net income (loss) before non-cash items and corporate infrastructure costs; both of which are non-GAAP measures. It demonstrates the significant effect that the Company’s financing, acquisition and corporate development programs have had on its financial performance; and that the reported net losses of $1.9 for the current quarter and $2.4 for the current six-month period should be viewed in conjunction with the non-cash items of $1.2 million for the current quarter and $2.2 million for the current six-month period and the corporate infrastructure costs of $661,000 for the current quarter and $1.3 million for the six-month period.

RECONCILIATION OF NET LOSS, NON-CASH ITEMS, AND CORPORATE INFRASTRUCTURE COSTS, NON-GAAP MEASURES
 (All amounts in thousands)

	Three Months				Six Months
			Increase (decrease)				Increase (decrease)
	12/31/06	9/30/06	$	%	12/31/06	6/30/06	$	%

Net loss	$(1,895)	$(462)	$(1,433)	(310)%	$(2,357)	$(5,351)	2,994	56%

Non-Cash Items:
Depreciation - cost of sales	449	431	18	4%	880	932	(52)	(6)%
Depreciation and amortization- SGA	229	223	6	3%	452	258	194	75%
Amortization of deferred debt cost	76	79	(3)	(4)%	156	339	(183)	(54)%
Amortization of debt discount	144	150	(6)	(4)%	294	675	(381)	(56)%
Stock-based compensation expense	124	27	97	359%	151	317	(166)	(52)%
Other non-cash expenses	---	(9)	9	100%	(9)	79	(88)	(111)%
Inventory reserve	---	---	---	---	---	172	(172)	(100)%
Provision for allowance for doubtful accounts	187	32	155	484%	219	318	(99)	(31)%
Total non-cash items	1,209	933	276	30%	2,143	3,090	(947)	(31)%

Net income (loss) before non-cash items	(686)	471	(1,157)	(246)%	(214)	(2,261)	2,047	91%

Add: Corporate infrastructure costs	661	653	8	1%	1,314	1,483	(169)	(11)%

Net income (loss) before non-cash items and corporate infrastructure costs	(25)	1,124	(1,149)	(102)%	1,100	(778)	1,878	241%

Add: Stated rate of interest (see interest expense table)	615	720	(105)	(15)%	1,335	1,293	42	3%

Pro forma EBITDA	$590	$1,844	$(1,254)	(68)%	$2,435	$515	$1,920	373%

CONFERENCE CALL

Management will host a conference call on Tuesday, February 20, 2007, at 2:00 P.M. ET, to further discuss the results of the Company’s second quarter ended December 31, 2006. The conference call will be available via teleconference by dialing 866-356-4441 (domestic) or 617-597-5396 (international), using Pass Code 91012677. There will also be a web-cast over the Internet at www.mobilefueling.com. An audio digital replay of the call will be available from February 20, 2007, at 4:00 P.M. ET until Midnight ET on February 27, 2007, by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using Pass Code 84256922. A web archive will be available for 30 days at www.mobilefueling.com.

About SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company provides commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to refineries, manufacturers and other industrial customers. The Company conducts operations from 28 locations serving metropolitan markets in Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, and Texas. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future performance of the Company, its newly acquired operations or new operating locations, the future expansion plans of the Company and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section in the Company’s Form 10-Q for the quarter ended September 30, 2006, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  There are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2006.